UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2023

SKILLZ INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39243	84-4478274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New General Counsel

Effective June 26, 2023 (the “Effective Date”), Andrew Dahlinghaus, 48, will serve as General Counsel of Skillz Inc. (the “Company”) and report directly to the Chief Executive Officer. Mr. Dahlinghaus previously served as the Senior Vice President, Chief Compliance Officer & Associate General Counsel of Clario, a healthcare research and technology firm from 2021 to 2023. Prior to that, Mr. Dahlinghaus served as Vice President, Legal & Chief Compliance Officer at JUUL Labs, Inc., an electronic cigarette company from 2019 to 2021. Prior to JUUL Labs, Inc., Mr. Dahlinghaus served as Vice President, Chief Compliance Officer & Assistant General Counsel at ConvaTec Group PLC, a medical products and technologies company from 2015 to 2019. Prior to that, he served as Vice President of Compliance; Chief Commercial Counsel – Surgical Solutions at Covidien LP (later acquired by Medtronic plc), a global health care products company and medical device manufacturer from 2009 to 2015. Prior to Covidien LP, Mr. Dahlinghaus practiced as an attorney at Arent Fox, LLP from 2005 to 2009. Mr. Dahlinghaus holds a Bachelor of Arts degree in Political Science from Indiana University Bloomington and a Juris Doctor degree from The George Washington University Law School.

As previously disclosed, Charlotte Edelman, the Company’s current General Counsel, will be stepping down as an officer of the Company on the Effective Date and is transitioning to an advisor role during a transition period as further discussed below.

Under an offer letter that Mr. Dahlinghaus entered into with the Company, and approved by the Company’s Compensation Committee on May 26, 2023, he will be paid a salary of $350,000 per year. He will also be eligible to receive annual target incentive compensation of $350,000 (pro-rated for 2023), subject to achievement of certain performance goals. The Company will also grant Mr. Dahlinghaus a restricted stock unit award covering shares of the Company’s Class A common stock with a grant date value equal to $500,000. Such grant vests 100% on the first anniversary of the grant date, subject to continuous service with the Company through the vesting date, provided that the grant vests in full if Mr. Dahlinghaus is terminated without cause following a change of control of the Company. In addition, the Company will also grant to Mr. Dahlinghaus a performance stock unit award covering shares of the Company’s Class A common stock with a grant date value equal to $500,000. Such grant vests over a one-year period, subject to continuous service with the Company through each applicable vesting date and the attainment of certain corporate performance goals. Mr. Dahlinghaus will also receive a one-time relocation retention payment in the amount of $75,000, which is repayable to the Company if Mr. Dahlinghaus voluntarily leaves the Company within twelve months of his start date or is terminated for cause.

There are no family relationships between Mr. Dahlinghaus and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Dahlinghaus has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Dahlinghaus and any other person pursuant to which Mr. Dahlinghaus was appointed as an officer of the Company.

Advisory Agreement

In connection with Ms. Edelman’s transition, the Company has entered into an Advisory Agreement with Ms. Edelman (the “Advisory Agreement”), pursuant to which Ms. Edelman will, among other items, continue to support the onboarding of, and transition of duties to, Mr. Dahlinghaus from June 27, 2023 until September 30, 2023, subject to extension by mutual agreement. Ms. Edelman will continue to receive compensation commensurate with her current base salary; vesting of her existing equity grants will continue through June 26, 2023.

The foregoing description of the Advisory Agreement is a summary only and is qualified in its entirety by reference to the full text of the Advisory Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On June 2, 2023, the Company issued a press release announcing Mr. Dahlinghaus’ appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Advisory Agreement, dated June 2, 2023, between Skillz Inc. and Charlotte Edelman
99.1	Press Release dated June 2, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLZ INC.

	By:	/s/ Jason Roswig
	Name:	Jason Roswig
	Title:	President and Chief Financial Officer
Date: June 2, 2023